CONFIDENTIAL

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of March 1, 2006, by and between NYMEX HOLDINGS, INC. and NEW YORK MERCANTILE EXCHANGE, INC, which have their principal place of business at One North End Avenue, New York, New York 10282 (collectively, the "Company"), and Christopher K. Bowen (the "Executive").

WHEREAS, the parties wish to state the terms on which the Executive is employed by the Company;

NOW, THEREFORE, the parties agree as follows:

    Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for a term commencing as of March 1, 2006 and ending on February 28, 2009, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the "Initial Term"); with such employment to continue thereafter for successive one-year periods (each an "Extension Term") in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to 30 days before the expiration of the Initial Term or an Extension Term, as applicable (the period during which the Executive is employed hereunder, including the Initial Term and each Extension Term, being hereinafter referred to as the "Term").

2. Duties. During the Term, the Executive shall be employed by the Company as General Counsel and Chief Administrative Officer of the Company, and, as such, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature, consistent with his office, as shall be specified and designated from time to time by the Board of Directors of the Company (the "Board"). In the capacity of General Counsel and Chief Administrative Officer, the Executive shall report directly to the president and/or the Chief Executive Officer of the Company. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder.

3. Compensation.

      Salary. The Company shall pay the Executive during the initial Term a salary at the rate of a minimum of $500,000 per year (the rate shall be considered the "Annual Salary"). The Annual Salary shall be payable in accordance with the customary payroll practices of the Company applicable to its senior executives.
      Bonus.

(a) In addition to the Annual Salary, for each calendar year ending during the Term, the Executive shall have the opportunity to receive an annual bonus (the "Annual Bonus") in an amount to be determined by the Board, but in no event less than $250,000 per year. The Executive's minimum bonus entitlement for the year ending December 31, 2006 shall be $250,000 and shall not be prorated. The Executive's minimum bonus entitlement for the 1/1/09 to 2/28/09 period shall be $41,666.00. The Annual Bonus shall be deemed first earned and accrued on December 31 of each year during the Term and shall be paid, except for the Bonus entitlement for the period of 1/1/09 to 2/28/09 if there is no extension of the Term which, in such case, shall be paid within ten (10) business days of the expiration of the Term, either upon of Board of Directors' approval of executive staff bonuses or January 31st of the year following the year the Bonus is deemed earned and accrued whichever is earlier.

3.3 Benefits.

(a) The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

(b) Notwithstanding the provisions of Section 3.3(a):

(i) the Company shall provide a maximum of $4,000 per year towards the cost of term life insurance coverage to be obtained by the Executive (providing for aggregate payments in the event of the Executive's death to the beneficiaries named by the Executive of approximately ($3,000,000), payable when the Executive provides satisfactory evidence of such coverage and the cost thereof;

(ii) the Executive shall be entitled to first class air travel when traveling at the Company's request, but, if requested by the Company, the Executive shall be required to use upgrades and similar cost control techniques, if available;

(iii) the Executive shall be permitted to be accompanied by family members when travelling on the Company's business so long as the cost of the Executive's travel and accommodations is not thereby rendered more expensive for the Company, in which case the Executive shall bear such additional expense; and

    the Company shall provide a maximum of $5,000 per year toward the cost of disability insurance coverage to be obtained by the Executive, payable when the Executive provides satisfactory evidence of such coverage and the cost thereof.

(c) the Executive shall be entitled to such vacation and other leave policies which shall be comparable to that applicable to other officers and executives of the Company of comparable position.

3.4 Grant of Option.

(a) In the future, the Company may seek to pursue an initial public offering (or private placement) of equity securities. The Executive acknowledges that an initial public offering (or private placement) might not be completed, and the Company has not promised that either will in fact occur. The Company reserves the right to change its plans in this regard at any time and will incur no liability to the Executive if it does so.

(b) If and when the Company completes an initial public offering or private placement of its equity securities, effective not later than the closing of the initial public offering or private placement, the Executive shall be granted an option (the "Option"), subject to such terms and conditions (including without limitation provisions relating to method of exercise and payment, vesting, withholding, limited periods after termination of employment within which the Option may be exercised, nontransferability and rights of repurchase and first refusal) as may be determined by the Board of Directors (or comparable governing body) of the entity granting the Option, which amounts shall not be materially different from the provisions of options granted to the Company's Chief Information Officer and Chief Operating Officer.

3.5 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive's services under this Agreement; provided that the reimbursement requests are in compliance with expense reimbursement policies adopted from time to time by the Board.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive by virtue of ill health or other disability is unable (including with reasonable accommodation) to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, in addition to any insurance benefits that may be payable, (i) the Executive (or the Executive's estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), (ii) in the case of disability, the outstanding, unvested options that are due to vest in that calendar year shall vest and become immediately exercisable, and (iii) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5. Certain Terminations of Employment.

5.1 Termination for Cause; Voluntary Termination of Employment by the Executive.

(a) For purposes of this Agreement, "Cause" shall mean the Executive's:

(i) conviction of a felony, or conviction of any other crime that involves dishonesty or breach of trust,

(ii) violation involving dishonesty, breach of trust or bad faith of any statute, regulation or rule in the areas of commodities or securities regulation that results in sanctions against the Executive or the Company;

(iii) deliberate misconduct, willful dereliction of duty, fraud, misappropriation or embezzlement;

(iv) failure to devote substantially all of his business time and efforts to the Company in accordance with this Agreement and failure to cure such breach within ten business days following the Executive's receipt of written notice from the Company specifying such breach;

(v) material breach of any of the provisions of Section 6; or

(vi) breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within ten business days following the Executive's receipt of written notice from the Company specifying such breach;

provided, that any termination pursuant to clauses (iv) through (vi) above must be by written notice given to the Executive not more than 90 days following (x) the occurrence of any of the events described in clauses (iv) through (vi) above or (y) if later and arising out of the Executive's bad faith, willful misconduct or dishonesty, the Board's knowledge thereof.

(b) The Company may terminate the Executive's employment hereunder for Cause at any time.

    The Executive may terminate his employment, for Good Reason or otherwise, on at least 30 days' and not more than 60 days' written notice given to the Company. For purposes of this Agreement, "Good Reason" shall mean:

(i) relocation by the Company of the Executive's principal place of employment by more than 50 miles; or

(ii) a material breach by the Company of the terms of this Agreement and failure to cure such breach within ten business days following the Company's receipt of written notice from the Executive specifying such breach.

(d) If the Company terminates the Executive for Cause, or upon any other termination not covered by Section 4 or Section 5.2 (including voluntary termination by the Executive other than for Good Reason), (i) the Executive shall be entitled to receive Annual Salary and other benefits (but, in all events, and without increasing the Executive's rights under any other provision hereof, excluding any bonuses not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) The Company may terminate the Executive's employment at any time for any reason or no reason. If the Company terminates the Executive's employment (including by giving notice of non-renewal of the Term pursuant to Section 1) other than for Cause, or if the Executive terminates his employment for Good Reason in accordance with Section 5.1(c), and in either such case the termination is not covered by Section 4, (i) the Executive shall receive (subject to the Executive's execution of a general release in a form and substance satisfactory to the Company) Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) the Executive shall receive (A) a total cash payment equal to 150% of the sum of (x) the Executive's Annual Salary and (y) the Executive's minimum Annual Bonus and of this total cash payment, 75% of such payment shall be paid during the one-year period following termination (hereinafter referred to as the first year's payment") as follows: one-third of the first year's payment will be payable within five business days after the date of termination; the remaining portion of the first year's payment will be payable in equal bi-weekly installments; and the remaining 25% of the total cash payment will be payable within five business days following the end of the Restricted Period; and (B) for a period equal to the shortest of (i) twelve months after termination of employment, (ii) until the Executive commences full-time employment and then or subsequently receives health insurance benefits or (iii) until 90 days after the Executive commences full-time employment, such continuing coverage under the group health plans as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination; (iii) all outstanding unvested options held by the Executive shall vest and become immediately exercisable, and the Executive shall become fully vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (iv) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

(b) Nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in Section 5.2(a)(ii)(B) from time to time in its sole discretion, and the Company shall in no event be required to provide any benefits otherwise required by such clause 5.2(a)(ii)(B) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive's services (such entitlement being determined without regard to any individual waivers or other similar arrangements). The Executive's right to the payments and other benefits described in this Section 5.2 is conditioned on his continued compliance with the provisions of Section 6, whether or not those provisions otherwise are enforceable.

6. Covenants of the Executive.

6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6, its successors and assigns, any holding or parent company and the direct and indirect subsidiaries of the Company, its successors and assigns and any such holding or parent company) is the operation of a commodities exchange for the trading of futures and options contracts, risk management or other derivative instruments on commodities in the energy and metals sectors (such business, together with the trading of any other futures or options contracts that may in the future, during the pendency of executive's employment, be listed by the Company or any entity that is then an affiliate of the Company, herein being collectively referred to as the "Business"); (ii) the Company is one of the limited number of entities that have developed such a business; (iii) the Company's Business is, in part, national in scope; (iv) the Executive's work for the Company has given and will continue to give him access to certain confidential, proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a) By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the applicable Restricted Period (as hereinafter defined), he shall not in the continental United States, directly or indirectly, (i) engage in any material element of the Business, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any material element of the Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity. As used in this Agreement, the "Restricted Period" means the period beginning on the date of this Agreement and ending (x) if the Employee's employment is terminated by the Company for Cause, six months after the date of termination; and (y) if the employment is terminated voluntarily by him, by Employee for Good Reason or if the employment is terminated by the Company without Cause, one year after the date of termination.

(b) From the date hereof and for a period of two years after the termination of the Executive's employment with the Company, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. Nothing herein, however, shall limit Executive from providing truthful information in response to a government investigation, pursuant to a valid subpoena or otherwise required by law.

(c) From the date hereof and for a period of one year after the termination of the Executive's employment with the Company, the Executive shall not, without the Company's prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within the one-year period which follows the termination of such employee's or independent contractor's employment or other service with the Company and its affiliates. From the date hereof and for a period of one year after the termination of the Executive's employment with the Company, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates. During the Restricted Period, the Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its affiliates.

(d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive's termination of employment, shall be immediately returned to the Company.

(e) All Discoveries and Works made or conceived by Executive during his employment by Company, solely, jointly or with others, that relate to the Company's Business (as defined in Section 6.1) shall be owned by Company. The term "Discoveries and Works" includes by way of example but without limitation, trade secrets and Confidential Company Information, trade and service mark registrations and applications, patents and patent applications, trade names, copyrights and copyright registrations and applications. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by Company, as the case may be, to evidence or better assure title to Discoveries and Works in Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by Company, (c) assist Company in obtaining or maintaining for itself at its own expense United States and foreign patents, trade mark and service mark registrations, copyrights, trade secret protection or other protection of any and all Discoveries and Works, including, but not limited to, executing all papers deemed necessary by Company for filing such applications, prosecuting them and assigning to Employer all his rights to said Discoveries and Works, and (d) promptly execute, whether during his employment with Company or thereafter, all applications or other endorsements necessary or appropriate to protect the title of Company thereto, including but not limited to assignments of such rights. Any Discoveries and Works which, within six (6) months after the expiration or termination of the Executive's employment with Company, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or delivered by Company at the time of such termination shall, as between the Executive and Company, be presumed to have been made during the Executive's employment by Company. The Executive acknowledges that all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended 17 U.S.C. Sect. 101. Notwithstanding the foregoing, Executive agrees that, to the extent, if any, that Executive may be deemed an "author" and/or to have any ownership interest in and to the Discoveries and Works, Executive hereby grants and assigns to the Company, exclusively, perpetually and throughout the universe, all exclusive rights, title and interest in and to the Discoveries and Works or any portions thereof, including, but not limited to, all the exclusive rights of a copyright owner as specified in 17 U.S.C. Section 106. Company agrees that if it does not desire a Discovery or Work made by the Executive it will give the Executive, at his request, a statement to such effect signed by one of Company's officers. The decision as to whether to file any patent, copyright, trademark or other similar applications or registrations relating to the Discoveries and Works shall be within the Company's sole discretion. The Executive will not file any patent, copyright, trademark or similar application or registration relating to the Discoveries and Works without first obtaining an express written release from an officer of the Company.

6.2 Rights and Remedies upon Breach.

The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the "Restrictive Covenants") would result in irreparable injury and harm for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

(i) The right and remedy to have the Restrictive Covenants specifically enforced (without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual; and

(ii) The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the proximate result of any actions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not limit the Company's right to enforce the Restrictive Covenants.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive's covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 any Federal or State court sitting in the State of New York. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally~~,~~ or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, five days after the date of deposit in the United States mails as follows:

(i) If to the Company, to:

New York Mercantile Exchange

One North End Avenue

New York, New York 10282

Attention: President and Chief Executive Officer

(ii) If to the Executive, to him at:

125 White Plains Road Bronxville, New York 10708

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.8 Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof, each signed by one of the parties hereto.

7.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.3 and 7.9, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.3 and 7.9), shall survive termination of this Agreement and any termination of the Executive's employment hereunder.

7.13 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.15 Parachutes. If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments and benefits which the Executive receives or is entitled to receive from the Company or an affiliate, would constitute an excess "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the payments and benefits provided under this Agreement shall be reduced to the extent necessary so that no portion thereof shall fail to be tax-deductible under Section 280G of the Code

7.16 Costs of Litigation. In any legal proceeding brought for enforcement or interpretation of this Agreement, each party shall bear its own costs and expenses, including legal fees and expenses incurred in the proceeding, and the costs of investigation and preparation.

7.17 Law Changes. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of section 409A of the Internal Revenue Code, the Agreement shall be administered so that the payments will be made in accordance with such requirements.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NYMEX HOLDINGS, INC.

By: /s/ James Newsome

James Newsome, President

NEW YORK MERCANTILE EXCHANGE, INC.

By: /s/ James Newsome

James Newsome, President

EXECUTIVE

/s/ Christopher Bowen

Christopher Bowen